Exhibit 10.4

CHANGE IN CONTROL AGREEMENT

This CHANGE IN CONTROL AGREEMENT (the “Agreement”) is entered into this      day of             , 2007, by and between Nationwide Health Properties, Inc., a Maryland corporation (the “Company”), and                                                               (the “Executive”). This Agreement shall amend and restate the prior Change in Control Agreement between the Company and the Executive, dated as of [            , 200  ] (the “Prior Agreement”).

The Company has determined that it is in the best interests of the Company and its shareholders that Executive be encouraged to remain with the Company and continue to devote full attention to the Company’s business notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) involving the Company. The Company believes that it is in the best interest of the Company and its shareholders to reinforce and encourage the continued attention and dedication of Executive and to diminish inevitable distractions arising from the possibility of a Change in Control. Accordingly, to assure the Company that it will have Executive’s undivided attention and services notwithstanding the possibility, threat or occurrence of a Change in Control, and to induce Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company has, at the recommendation of its Compensation Committee, caused the Company to enter into this Agreement. This Agreement contains the entire agreement between the parties with respect to the matters specified herein, and supersedes any prior oral and written agreements, understandings and commitments between the Company and Executive with respect to any change in control policy of the Company which may cover Executive (including, without limitation, the Prior Agreement).

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

I.	Definitions.

(1) “Cause” shall mean (a) the willful and continued failure of Executive to perform substantially his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) which is not remedied promptly by Executive after a written demand for substantial performance is delivered to Executive by the Chief Executive Officer or by the Board or the Compensation Committee which specifically identifies the manner in which the Chief Executive Officer or the Board or the Compensation Committee believes that Executive has not substantially performed his duties, or (b) the willful engaging by Executive in illegal conduct as determined by a court of law or gross misconduct, which is materially and demonstrably injurious to the Company. For purposes of this definition, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or a Committee thereof or based on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

(2) “Change in Control” shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A, Regulation 240.14a-101, promulgated under the Securities Exchange Act of 1934, or, if Item 6(e) is no longer in effect, any regulation issued by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 which serves similar purposes; provided that, without limitation, a Change in Control shall be deemed to have occurred if and when (a) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities, or (b) individuals who are members of the Board immediately prior to a meeting of the shareholders of the Company involving the election of directors shall not constitute a majority of the Board following such election.

(3) “Date of Termination” means if Executive’s employment is terminated as a Change in Control Termination, the date of receipt of a written notice of termination or any later date specified therein, as the case may be.

(4) “Disability” shall mean the absence of Executive from his duties with the Company on a full-time basis for a period of (a) ninety (90) consecutive calendar days or (b) an aggregate of one hundred fifty (150) or more calendar days in any fiscal year, as a result of mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive.

(5) “Effective Date” shall mean the date of Executive’s commencing employment with the Company.

II.	Termination of Employment in Connection With a Change in Control

If within six months prior to or three years following a Change in Control, Executive’s employment with the Company is terminated by Executive for Good Reason or is terminated for any other reason other than death or Disability or by the Company for Cause, such termination of employment shall be deemed to be a “Change in Control Termination.” For purposes of this Agreement, “Good Reason” shall mean (a) without the express written consent of Executive, the assignment to Executive of any duties or any other action by the Board or the Compensation Committee or the Chief Executive Officer, which results in a material diminution in Executive’s position (including titles), authority, duties, responsibilities, compensation or benefits from the most significant of those held, exercised, assigned and/or awarded to Executive at any time, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied promptly after receipt of notice thereof given by Executive; or (b) a requirement by the Board that the primary business location of Executive be relocated more than ten (10) miles from the location where Executive was employed on the date of the Change in Control.

III.	Obligations of the Company Upon a Change in Control Termination.

(1) Change in Control Termination Benefits. In the event of a Change in Control Termination, the Company shall pay to Executive (i) any annual base salary owed to Executive through the Date of Termination to the extent not previously paid, (ii) an amount equal to three (3) times Executive’s highest annual base salary during any of the last three full fiscal years prior to the Date of Termination, and (iii) an amount equal to three (3) times either (A) if Executive has been employed by the Company for at least three full fiscal years and has received three annual bonuses, the average annual bonus earned by Executive over the last three full fiscal years prior to the Date of Termination, or (B) if Executive has not been employed by the Company for at least three full fiscal years or has not received three annual bonuses, the average of (a) the last two actual bonuses received plus (b) the target bonus for the current year.

In addition to the payments described in subparagraphs (i), (ii), and (iii) above, the Company also shall (A) arrange to provide to Executive for a period of three years from the Date of Termination, medical (including dental, vision and prescription drug coverage) and life insurance with terms no less favorable, in the aggregate, than the most favorable of those provided to Executive during the year immediately preceding the Date of Termination, (B) immediately vest all previously unvested shares of restricted stock, stock options, restricted stock units, stock appreciation rights, performance shares, and any and all other stock-based compensation awards received and held by Executive (which shall occur automatically without any action on the part of the Company), (C) provide Executive with any Performance-Based Dividend Equivalents, if any (to the extent earned by the Executive though the Date of Termination, as determined by the Company’s Compensation Committee) for the three years following the Date of Termination, and (D) pay any compensation previously deferred by Executive in accordance with the provisions of the plan under which such compensation was deferred.

(2) Payments. Payments pursuant to subparagraph III (1)(i) above shall be made within thirty (30) days following the Date of Termination. Payments pursuant to subparagraph III (1)(ii) above shall be made in equal monthly installments over the three-year period following the Date of Termination. Payment pursuant to III (1)(iii) shall be made in three equal annual installments over the three-year period following the Date of Termination on each anniversary following the Date of Termination. Any payments pursuant to subparagraph (C) above shall be made at the time such payments would have been made had Executive remained in the employment of the Company.

If Executive should die while receiving payments pursuant to this Article III, the remaining payments which would have been made to Executive if he had lived shall be paid to the beneficiary designated in writing by Executive, or if there is no effective written designation, then to his spouse, or if there is neither an effective written designation nor a surviving spouse, then to Executive’s estate. Designation of a beneficiary or beneficiaries to receive the balance of any such payments shall be made by written notice to the Company, and Executive may revoke or change any such designation of beneficiary at any time by a later written notice to the Company.

If any portion of the payments set forth in above paragraphs (the “Termination Payments”), together with any and all other amounts due and payable to Executive as a result of such transaction (including any amounts payable with respect to any Stock Options or any stock-based awards held by Executive), shall be deemed to be an “excess parachute payment” under Section 280G of the Internal Revenue Code, the amount of such payments shall be increased so that after the payment of (A) the excise tax payable under Section 4999 of the Internal Revenue Code by Executive on the Termination Payments and increased amounts payable hereunder, and (B) any and all federal and state income, excise and other tax payable by Executive on the increased amounts payable hereunder, the amount received by Executive is equal to the Termination Payments.

If, at the time of Executive’s termination of employment, Executive is a specified employee (as defined in Section 416(i) of the Internal Revenue Code) and the Company’s stock is publicly traded, any payments or benefits due to Executive under Section III in excess of the payments and benefits due to Executive had he continued to be employed by the Company (the “Severance Package”) shall be payable not earlier than six (6) months after the Date of Termination. As soon as practicable following the date that is six (6) months after the Date of Termination, Executive shall receive the entire portion of the Severance Package he would have received as of such date without the application of this section and thereafter shall receive the remaining Severance Package as provided in Section III.

The Company and the Executive intend that no part of the Severance Package or any other payment or benefit to Executive under this Agreement or any other compensation plan or arrangement shall be subject to the tax imposed under Section 409A of the Internal Revenue Code. The Company and the Executive further agree to act reasonably and to cooperate to amend or modify this Agreement or any other such compensation arrangement to the extent reasonably necessary to avoid the imposition of tax under Section 409A of the Internal Revenue Code.

IV.	Non-Exclusivity of Rights; Controlling Agreement.

Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Company. Amounts which are vested or which Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement (other than this Agreement) with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. Executive shall not be covered by any prior Change in Control agreement (including, without limitation, the Prior Agreement), policy or understanding thereof after the date of this Agreement and shall not be covered by any Change in Control severance policy, practice or program of the Company other than this Agreement. Notwithstanding any other provision of any plan, policy, award agreement, practice or program in which Executive participates, in the event there is any conflict between the terms of such plan, policy, award agreement practice or program with the rights that Executive has under this Change in Control Agreement with regard to payments, vesting or any other matter, this Change in Control Agreement shall control; provided, however, that the Company shall use its best efforts to provide Executive with written notice of any plan, policy, award agreement, practice or program that would provide terms more favorable to Executive than terms under this Agreement, to allow Executive to request that such new terms apply under this Agreement.

V.	Full Settlement; Offsets.

The Company’s obligations to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, defense or other claim, right or action which the Company may have against Executive or others.

Executive shall not be obligated to seek other employment or to take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and in the event Executive does seek other employment, the terms of such employment (including any compensation received in conjunction therewith) shall not modify, mitigate or offset the amounts payable to Executive under any of the provisions of this Agreement.

VI.	Confidential Information.

Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential business information and knowledge or data relating to the Company and its business which shall have been obtained during Executive’s employment by the Company and which shall not be or become public knowledge (other than by acts of Executive or representatives of Executive in violation of this Agreement) or be information already known to Executive prior to the Effective Date. After a Change in Control termination, Executive shall not, without the prior written consent of the Board, or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company or those designated by it. Upon Executive’s violation of the provisions of this Article VI, the Company shall be relieved of all future obligations to Executive under this Agreement. However, in no event shall an asserted or alleged violation of the provisions of this Article VI constitute a basis for deferring or withholding any amounts otherwise payable to Executive until such asserted or alleged violation is determined pursuant to an arbitration proceeding pursuant to Section X.

VII.	Successors.

(1) This Agreement is personal to Executive and shall not be assignable by Executive otherwise than by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(2) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

VIII.	Miscellaneous.

(1) This Agreement shall be governed by and construed in accordance with the laws of the State of California. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(2) All notices and other communications hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

[Name]

610 Newport Center Drive, Suite 1150

Newport Beach, CA 92660

With a copy to:

[Name]

[Address]

[City, State, Zip]

If to the Company:

Nationwide Health Properties, Inc.

610 Newport Center Drive, Suite 1150

Newport Beach, CA 92660

Attention: Chief Executive Officer

With a copy to:

Mr. Charles D. Miller, Chairman

Nationwide Health Properties, Inc.

150 North Orange Grove Boulevard

Pasadena, CA 91103

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(3) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(4) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(5) Any failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement, or the failure to assert any right Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

IX.	Arbitration.

(1) The parties agree that any disputes, controversies or claims which arise out of or are related to this Agreement, including, but not limited to, any claim relating to the purported validity, interpretation, enforceability or breach of this Agreement, including, but not limited to, claims that a Change in Control Termination was for Cause or for Good Reason, which are not settled between the parties, shall be settled by arbitration in accordance with the then-current Rules of Practice and Procedure for Employment Arbitration (the “Rules”) of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”).

(2) The arbitration shall be before a single arbitrator selected in accordance with the JAMS Rules or otherwise by mutual agreement of the parties. The Arbitration shall take place in Orange County, California, unless the parties mutually agree to hold the arbitration at another location. Depositions and other discovery shall be allowed in accordance with the JAMS Rules. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California or Federal law, or both, as applicable to the claim(s) asserted.

(3) In consideration of the parties’ agreement to submit to arbitration all disputes with regard to this Agreement, and in further consideration of the anticipated expedition and the minimizing of expense of this arbitration remedy, the arbitration provisions of this Agreement shall provide the exclusive remedy, and each party expressly waives any right he or it may have to seek redress in another forum. The arbitrator, and not any Federal, state, or local court or agency shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to, any claim that all or any part of this Agreement is void or voidable. The arbitration shall be final and binding upon the parties.

(4) Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and to enforce an arbitration award. Except as otherwise provided for in this Agreement, both the Company and Executive agree that neither of them shall initiate or prosecute any lawsuit or administrative action in any way related to any claim covered by this Agreement.

(5) Any claim which either party has against the other party that could be submitted for resolution pursuant to this Section must be presented in writing by the claiming party to the other party within one year of the date the claiming party knew or should have known of the facts giving rise to the claim. Unless the party against whom any claim is asserted waives the time limits set forth above, any claim not brought within the time periods specified herein shall be waived and forever barred, even if there is a Federal or state statute of limitations which would have given more time to pursue the claim.

(6) The Company shall advance the costs and expenses of the arbitrator. In any arbitration to enforce any of the provisions or rights under this Agreement, if the Company is the unsuccessful party in such arbitration, as determined by the arbitrator, the Company shall pay to the Executive all costs, expenses and reasonable attorneys’ fees incurred therein by Executive (including without limitation such costs, expenses and fees on any appeals), and if Executive shall recover an award in any such arbitration proceeding, such costs, expenses and attorneys’ fees shall be included as part of such award.

(7) Any decision and award or order of the arbitrator shall be final and binding upon the parties hereto and judgment thereon may be entered in the Superior Court of the State of California or any other court having jurisdiction.

(8) Each of the above terms and conditions shall have separate validity, and the invalidity of any part thereof shall not affect the remaining parts.

(9) Any decision and award or order of the arbitrator shall be final and binding between the parties as to all claims which were or could have been raised in connection with the dispute to the full extent permitted by law. In all other cases the parties agree that the decision of the arbitrator shall be a condition precedent to the institution or maintenance of any legal, equitable, administrative, or other formal proceeding by Executive or the Company in connection with the dispute, and that the decision and opinion of the arbitrator may be presented in any other forum on the merits of the dispute.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand, and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

Nationwide Health Properties, Inc.

By:
Douglas M. Pasquale
President and Chief Executive Officer

Executive

[Name]

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